Exhibit 16.1

July 27, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0309

Dear Sir and/or Madam:

We have read the statements that we understand Bio-key International, Inc. will include under Item 4.01 of the Form 8-K it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.

Yours truly,

/s/ DS&B, Ltd.

Minneapolis, Minnesota

CC:  Bio-key International, Inc.